Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Forms S-1 [File Nos. 333-253925, 333-257858, 333-265731, 333-267831, 333-268700, 333-275410, 333-284029 and 333-288594], on Forms S-3 [File Nos. 333-262532, and 333-264187], and on Forms S-8 [File Nos. 333-253912, 333-260323, 333-276212, and 333-283951] of our report dated September 22, 2025, with respect to the consolidated financial statements of InMed Pharmaceuticals, Inc. included in this Annual Report on Form 10-K for the year ended June 30, 2025.

/s/ CBIZ CPAs P.C.

New York , NY

September 22, 2025